Exhibit 17(d)

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Schedule of investments

December 31, 2009

LEGG MASON CLEARBRIDGE EQUITY INCOME BUILDER FUND

SHARES	SECURITY	VALUE
COMMON STOCKS — 82.4%
CONSUMER DISCRETIONARY — 9.9%
	Hotels, Restaurants & Leisure — 3.1%
904,000	McDonald’s Corp.	$56,445,760

	Media — 5.2%
83,172	Charter Communications Inc.(a)	2,952,606
3,426,000	Reed Elsevier PLC(a)	28,133,520
1,160,000	Thomson Corp.	37,410,000
950,000	Vivendi Universal SA(a)	28,045,602

	Total Media	96,541,728

	Specialty Retail — 1.6%
1,031,700	Home Depot Inc.	29,847,081

	TOTAL CONSUMER DISCRETIONARY	182,834,569

CONSUMER STAPLES — 15.7%
	Beverages — 1.6%
485,110	PepsiCo Inc.	29,494,688

	Food & Staples Retailing — 2.1%
28,868	FHC Delaware Inc.(a)(b)*	0
707,510	Wal-Mart Stores Inc.	37,816,410

	Total Food & Staples Retailing	37,816,410

	Food Products — 4.8%
1,568,000	H.J. Heinz Co.	67,047,680
800,850	Kraft Foods Inc., Class A Shares	21,767,103

	Total Food Products	88,814,783

	Household Products — 7.2%
1,046,000	Kimberly-Clark Corp.	66,640,660
1,076,500	Procter & Gamble Co.	65,268,195

	Total Household Products	131,908,855

	TOTAL CONSUMER STAPLES	288,034,736

ENERGY — 9.3%
	Energy Equipment & Services — 0.5%
94,319	Diamond Offshore Drilling Inc.	9,282,876

	Oil, Gas & Consumable Fuels — 8.8%
1,022,000	BP PLC, ADR	59,245,340
1,800	BP Prudhoe Bay Royalty Trust	149,040
1,981,620	Spectra Energy Corp.	40,643,026
969,490	Total SA, ADR	62,086,140

	Total Oil, Gas & Consumable Fuels	162,123,546

	TOTAL ENERGY	171,406,422

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

LEGG MASON CLEARBRIDGE EQUITY INCOME BUILDER FUND

SHARES	SECURITY	VALUE
FINANCIALS — 8.7%
	Insurance — 4.0%
642,600	Chubb Corp.	$31,603,068
855,330	Travelers Cos. Inc.	42,646,754

	Total Insurance	74,249,822

	Real Estate Investment Trusts (REITs) — 2.0%
1,005,700	Annaly Capital Management Inc.	17,448,895
4,690,000	Chimera Investment Corp.	18,197,200

	Total Real Estate Investment Trusts (REITs)	35,646,095

	Thrifts & Mortgage Finance — 2.7%
1,500,000	New York Community Bancorp Inc.	21,765,000
1,651,000	People’s United Financial Inc.	27,571,700

	Total Thrifts & Mortgage Finance	49,336,700

	TOTAL FINANCIALS	159,232,617

HEALTH CARE — 7.6%
	Pharmaceuticals — 7.6%
1,075,000	Bristol-Myers Squibb Co.	27,143,750
425,500	GlaxoSmithKline PLC, ADR	17,977,375
881,500	Johnson & Johnson	56,777,415
539,440	Novartis AG, ADR	29,361,719
492,000	Pfizer Inc.	8,949,480

	TOTAL HEALTH CARE	140,209,739

INDUSTRIALS — 9.1%
	Aerospace & Defense — 2.1%
7,500	Honeywell International Inc.	294,000
509,000	Lockheed Martin Corp.	38,353,150

	Total Aerospace & Defense	38,647,150

	Air Freight & Logistics — 0.0%
6,000	United Parcel Service Inc., Class B Shares	344,220

	Commercial Services & Supplies — 3.2%
1,754,000	Waste Management Inc.	59,302,740

	Industrial Conglomerates — 3.3%
245,080	3M Co.	20,260,764
581,630	United Technologies Corp.	40,370,938

	Total Industrial Conglomerates	60,631,702

	Marine — 0.5%
261,999	Alexander & Baldwin Inc.	8,968,226

	TOTAL INDUSTRIALS	167,894,038

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Schedule of investments continued

December 31, 2009

LEGG MASON CLEARBRIDGE EQUITY INCOME BUILDER FUND

SHARES	SECURITY	VALUE
INFORMATION TECHNOLOGY — 6.1%
	IT Services — 2.7%
691,500	Automatic Data Processing Inc.	$29,610,030
624,580	Paychex Inc.	19,137,131

	Total IT Services	48,747,161

	Semiconductors & Semiconductor Equipment — 1.1%
8,500	Linear Technology Corp.	259,590
697,510	Microchip Technology Inc.	20,269,641

	Total Semiconductors & Semiconductor Equipment	20,529,231

	Software — 2.3%
1,401,890	Microsoft Corp.	42,743,626

	TOTAL INFORMATION TECHNOLOGY	112,020,018

MATERIALS — 1.9%
	Chemicals — 1.9%
798,500	E.I. du Pont de Nemours & Co.	26,885,495
152,500	PPG Industries Inc.	8,927,350

	TOTAL MATERIALS	35,812,845

TELECOMMUNICATION SERVICES — 5.7%
	Diversified Telecommunication Services — 5.7%
1,380,000	AT&T Inc.	38,681,400
1,720,000	Verizon Communications Inc.	56,983,600
790,900	Windstream Corp.	8,691,991

	TOTAL TELECOMMUNICATION SERVICES	104,356,991

UTILITIES — 8.4%
	Electric Utilities — 6.2%
1,128,000	American Electric Power Co. Inc.	39,243,120
1,166,800	Duke Energy Corp.	20,080,628
357,090	Exelon Corp.	17,450,988
925,000	Progress Energy Inc.	37,934,250

	Total Electric Utilities	114,708,986

	Multi-Utilities — 2.2%
2,777,000	CenterPoint Energy Inc.	40,294,270

	TOTAL UTILITIES	155,003,256

	TOTAL COMMON STOCKS (Cost — $1,404,960,855)	1,516,805,231

CONVERTIBLE PREFERRED STOCKS — 3.9%
ENERGY — 1.9%
	Oil, Gas & Consumable Fuels — 1.9%
38,696	El Paso Corp., 4.990%	34,981,184

MATERIALS — 0.1%
	Chemicals — 0.1%
23,972	Celanese Corp., 4.250%	978,537

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

LEGG MASON CLEARBRIDGE EQUITY INCOME BUILDER FUND

SHARES	SECURITY	VALUE
UTILITIES — 1.9%
	Electric Utilities — 1.9%
700,000	FPL Group Inc., 8.375% due 6/1/12	$36,393,000

	TOTAL CONVERTIBLE PREFERRED STOCKS (Cost — $67,050,628)	72,352,721

PREFERRED STOCK — 1.2%
UTILITIES — 1.2%
	Electric Utilities — 1.2%
322,100	Great Plains Energy Inc., 12.000% (Cost — $20,980,419)	21,258,600

FACE AMOUNT
ASSET-BACKED SECURITIES — 0.0%
FINANCIALS — 0.0%
	Diversified Financial Services — 0.0%
$2,750,745	Airplanes Pass-Through Trust, Subordinated Notes, 10.875% due 3/15/19(a)(b)(c)	0

	Home Equity — 0.0%
73,417	Finance America Net Interest Margin Trust, 5.250% due 6/27/34(a)(b)(c)(d)	35
	Sail Net Interest Margin Notes:
141,210	7.750% due 4/27/33(b)(c)(d)	2
35,690	5.500% due 3/27/34(b)(c)(d)	0

	Total Home Equity	37

	TOTAL ASSET-BACKED SECURITIES (Cost — $3,226,776)	37

CORPORATE BONDS & NOTES — 3.0%
CONSUMER DISCRETIONARY — 0.1%
	Media — 0.1%
1,620,530	CCH II LLC/CCH II Capital Corp., Senior Notes, 13.500% due 11/30/16(d)	1,900,070

CONSUMER STAPLES — 1.0%
	Food & Staples Retailing — 1.0%
20,500,000	CVS Caremark Corp., Subordinated Bonds, 6.302% due 6/1/37(e)	17,690,680

ENERGY — 1.1%
	Oil, Gas & Consumable Fuels — 1.1%
23,000,000	Southern Union Co., Junior Subordinated Notes, 7.200% due 11/1/66(e)	19,780,000

FINANCIALS — 0.8%
	Commercial Banks — 0.1%
2,270,000	Wells Fargo Capital XV, Junior Subordinated Notes, 9.750% due 9/26/13(f)	2,440,250

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Schedule of investments continued

December 31, 2009

LEGG MASON CLEARBRIDGE EQUITY INCOME BUILDER FUND

FACE AMOUNT	SECURITY	VALUE
FINANCIALS — 0.8% continued
	Consumer Finance — 0.2%
$3,730,000	American Express Co., Subordinated Debentures, 6.800% due 9/1/66(e)	$3,375,650

	Diversified Financial Services — 0.4%
6,598,000	JPMorgan Chase & Co., Junior Subordinated Notes, 7.900% due 4/30/18(f)	6,827,835

	Insurance — 0.1%
130,000	MetLife Inc., Junior Subordinated Debentures, 6.400% due 12/15/36	115,700
2,767,000	Travelers Cos. Inc., Junior Subordinated Debentures, 6.250% due 3/15/37(e)	2,524,248

	Total Insurance	2,639,948

	TOTAL FINANCIALS	15,283,683

INDUSTRIALS — 0.0%
	Aerospace & Defense — 0.0%
5,465	Kac Acquisition Co., Subordinated Notes, 8.000% due 4/26/26(a)(b)(c)	0

TELECOMMUNICATION SERVICES — 0.0%
	Diversified Telecommunication Services — 0.0%
455,000	GT Group Telecom Inc., Senior Discount Notes, 13.250% due 2/1/10(a)(b)(c)†	0

	TOTAL CORPORATE BONDS & NOTES (Cost — $53,740,525)	54,654,433

CONVERTIBLE BONDS & NOTES — 1.6%
INFORMATION TECHNOLOGY — 1.6%
	Internet Software & Services — 1.6%
33,000,000	VeriSign Inc., 3.250% due 8/15/37 (Cost — $25,365,170)	29,493,750

WARRANTS
WARRANTS — 0.0%
455	GT Group Telecom Inc., Class B Shares, Expires 2/1/10(a)(b)(d)* (Cost — $35,917)	0

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $1,575,360,290)	1,694,564,772

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

LEGG MASON CLEARBRIDGE EQUITY INCOME BUILDER FUND

FACE AMOUNT	SECURITY	VALUE
SHORT-TERM INVESTMENT — 7.8%
	Repurchase Agreement — 7.8%
$144,318,000	Interest in $500,000,000 joint tri-party repurchase agreement dated 12/31/09 with RBS Securities Inc., 0.010% due 1/4/10; Proceeds at maturity — $144,318,160; (Fully collateralized by various U.S. government agency obligations, 0.500% to 5.750% due 6/15/10 to 6/15/37; Market value — $147,204,790) (Cost — $144,318,000)	$144,318,000

	TOTAL INVESTMENTS — 99.9% (Cost — $1,719,678,290#)	1,838,882,772
	Other Assets in Excess of Liabilities — 0.1%	1,433,531

	TOTAL NET ASSETS — 100.0%	$1,840,316,303

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
(b)	Illiquid security.
(c)	The coupon payment on these securities is currently in default as of December 31, 2009.
(d)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(e)	Variable rate security. Interest rate disclosed is that which is in effect at December 31, 2009.
(f)	Security has no maturity date. The date shown represents the next call date.
†	Subsequent to the reporting period, the principal for this security is currently in default.
#	Aggregate cost for federal income tax purposes is $1,719,859,582.

Abbreviation used in this schedule:

ADR	— American Depositary Receipt

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Statement of assets and liabilities

December 31, 2009

ASSETS:
Investments, at value (Cost — $1,719,678,290)	$1,838,882,772
Foreign currency, at value (Cost — $2)	2
Cash	497
Dividends and interest receivable	6,857,188
Receivable for Fund shares sold	3,163,874
Receivable for securities sold	670,524
Prepaid expenses	100,042

Total Assets	1,849,674,899

LIABILITIES:
Payable for Fund shares repurchased	5,125,862
Payable for securities purchased	1,353,861
Investment management fee payable	1,151,938
Distribution fees payable	636,691
Trustees’ fees payable	102,168
Accrued expenses and other liabilities	988,076

Total Liabilities	9,358,596

TOTAL NET ASSETS	$1,840,316,303

NET ASSETS:
Par value (Note 7)	$1,564
Paid-in capital in excess of par value	2,603,561,514
Undistributed net investment income	6,086,659
Accumulated net realized loss on investments, futures contracts, written options, swap contracts and foreign currency transactions	(888,537,916)
Net unrealized appreciation on investments	119,204,482

TOTAL NET ASSETS	$1,840,316,303

Shares Outstanding:
Class A	116,846,728
Class B	17,972,514
Class C	20,892,161
Class I	725,204
Net Asset Value:
Class A (and redemption price)	$11.80
Class B*	$11.63
Class C*	$11.67
Class I (and redemption price)	$12.03
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$12.52

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Statement of operations

For the Year Ended December 31, 2009

INVESTMENT INCOME:
Dividends	$36,764,714
Interest	30,728,549
Less: Foreign taxes withheld	(828,246)

Total Investment Income	66,665,017

EXPENSES:
Investment management fee (Note 2)	12,467,491
Distribution fees (Notes 2 and 5)	6,932,799
Transfer agent fees (Note 5)	2,882,377
Shareholder reports (Note 5)	220,582
Legal fees	182,402
Trustees’ fees	159,511
Registration fees	97,871
Restructuring and reorganization fees	75,728
Audit and tax	54,811
Insurance	38,706
Custody fees	18,654
Miscellaneous expenses	20,088

Total Expenses	23,151,020

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(210)
Compensating balance agreements (Note 1)	(615)

Net Expenses	23,150,195

NET INVESTMENT INCOME	43,514,822

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FUTURES CONTRACTS, WRITTEN OPTIONS, SWAP CONTRACTS AND FOREIGN CURRENCY TRANSACTIONS (NOTES 1, 3 AND 4):
Net Realized Gain (Loss) From:
Investment transactions	(523,388,532)
Futures contracts	6,974,127
Written options	(25,099,191)
Swap contracts	1,043,824
Foreign currency transactions	(1,570,125)

Net Realized Loss	(542,039,897)

Change in Net Unrealized Appreciation/Depreciation From:
Investments	873,919,634
Futures contracts	(8,482,691)
Written options	223,471
Swap contracts	(449,533)
Foreign currencies	(615,559)

Change in Net Unrealized Appreciation/Depreciation	864,595,322

NET GAIN ON INVESTMENTS, FUTURES CONTRACTS, WRITTEN OPTIONS, SWAP CONTRACTS AND FOREIGN CURRENCY TRANSACTIONS	322,555,425

INCREASE IN NET ASSETS FROM OPERATIONS	$366,070,247

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Statements of changes in net assets

FOR THE YEARS ENDED DECEMBER 31,	2009	2008
OPERATIONS:
Net investment income	$43,514,822	$52,592,785
Net realized loss	(542,039,897)	(317,858,445)
Change in net unrealized appreciation/depreciation	864,595,322	(804,381,560)

Increase (Decrease) in Net Assets From Operations	366,070,247	(1,069,647,220)

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net investment income	(72,816,381)	(14,495,422)
Net realized gains	—	(87,748,614)

Decrease in Net Assets From Distributions to Shareholders	(72,816,381)	(102,244,036)

FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	122,877,962	210,814,219
Reinvestment of distributions	70,605,815	93,933,116
Cost of shares repurchased	(458,876,649)	(735,064,687)
Net assets of shares issued in connection with merger (Note 8)	88,718,708	—

Decrease in Net Assets From Fund Share Transactions	(176,674,164)	(430,317,352)

INCREASE (DECREASE) IN NET ASSETS	116,579,702	(1,602,208,608)

NET ASSETS:
Beginning of year	1,723,736,601	3,325,945,209

End of year*	$1,840,316,303	$1,723,736,601

* Includes undistributed net investment income of:	$6,086,659	$37,562,696

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED DECEMBER 31:

CLASS A SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$9.91	$16.03	$17.06	$17.12	$16.50

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.29	0.30	0.26	0.48	0.53
Net realized and unrealized gain (loss)	2.08	(5.88)	0.88	1.45	0.62

Total income (loss) from operations	2.37	(5.58)	1.14	1.93	1.15

LESS DISTRIBUTIONS FROM:
Net investment income	(0.48)	(0.09)	(0.26)	(0.48)	(0.53)
Net realized gains	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.48)	(0.54)	(2.17)	(1.99)	(0.53)

NET ASSET VALUE, END OF YEAR	$11.80	$9.91	$16.03	$17.06	$17.12

Total return[2]	24.77%	(35.59)%	6.77%	11.69%[3]	7.11%

NET ASSETS, END OF YEAR (MILLIONS)	$1,378	$1,248	$2,300	$2,295	$1,602

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.19%[4]	1.12%	1.07%	1.09%[4]	1.13%
Gross expenses, excluding dividend expense	1.19 [4]	1.10	1.07	1.09 [4]	1.13
Net expenses	1.19 [4,5]	1.12 [5]	1.07	1.08 [4,6]	1.13
Net expenses, excluding dividend expense	1.19 [4,5]	1.10 [5]	1.07	1.08 [4,6]	1.13
Net investment income	2.77	2.19	1.50	2.77	3.17

PORTFOLIO TURNOVER RATE	142%[7]	147%[7]	189%[8]	175%[7]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 1.18% for year ended December 31, 2009 and 1.08% and 1.07% for year ended December 31, 2006, respectively.

[5]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[6]	Reflects fee waivers and/or expense reimbursements.
[7]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[8]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED DECEMBER 31:

CLASS B SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$9.75	$15.84	$16.91	$16.99	$16.38

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.22	0.22	0.16	0.39	0.43
Net realized and unrealized gain (loss)	2.05	(5.79)	0.87	1.43	0.63

Total income (loss) from operations	2.27	(5.57)	1.03	1.82	1.06

LESS DISTRIBUTIONS FROM:
Net investment income	(0.39)	(0.07)	(0.19)	(0.39)	(0.45)
Net realized gains	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.39)	(0.52)	(2.10)	(1.90)	(0.45)

NET ASSET VALUE, END OF YEAR	$11.63	$9.75	$15.84	$16.91	$16.99

Total return[2]	23.88%	(35.96)%	6.16%	11.03%[3]	6.60%

NET ASSETS, END OF YEAR (MILLIONS)	$209	$236	$512	$601	$599

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.85%[4]	1.70%	1.64%	1.65%[4]	1.66%
Gross expenses, excluding dividend expense	1.85%[4]	1.68%	1.64%	1.65%[4]	1.66%
Net expenses	1.85 [4,5]	1.70 [5]	1.64	1.64 [4,6]	1.66
Net expenses, excluding dividend expense	1.85 [4,5]	1.68 [5]	1.64	1.64 [4,6]	1.66
Net investment income	2.11	1.58	0.93	2.23	2.63

PORTFOLIO TURNOVER RATE	142%[7]	147%[7]	189%[8]	175%[7]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 1.85% for the year ended December 31, 2009 and 1.64% and 1.63% for the year ended December 31, 2006, respectively.

[5]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[6]	Reflects fee waivers and/or expense reimbursements.
[7]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[8]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED DECEMBER 31:

CLASS C SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$9.76	$15.88	$16.96	$17.02	$16.42

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.21	0.19	0.13	0.35	0.39
Net realized and unrealized gain (loss)	2.05	(5.80)	0.87	1.45	0.62

Total income (loss) from operations	2.26	(5.61)	1.00	1.80	1.01

LESS DISTRIBUTIONS FROM:
Net investment income	(0.35)	(0.06)	(0.17)	(0.35)	(0.41)
Net realized gains	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.35)	(0.51)	(2.08)	(1.86)	(0.41)

NET ASSET VALUE, END OF YEAR	$11.67	$9.76	$15.88	$16.96	$17.02

Total return[2]	23.75%	(36.09)%	5.98%	10.91%[3]	6.29%

NET ASSETS, END OF YEAR (MILLIONS)	$244	$236	$506	$513	$445

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.96%[4]	1.90%	1.82%	1.86%[4]	1.93%
Gross expenses, excluding dividend expense	1.96 [4]	1.88	1.82	1.86	1.93
Net expenses	1.96 [4,5]	1.88 [5,6,7]	1.80 [6,7]	1.83 [4,6]	1.93
Net expenses, excluding dividend expense	1.96 [4,5]	1.86 [5,6,7]	1.80	1.83	1.93
Net investment income	2.00	1.41	0.78	2.02	2.37

PORTFOLIO TURNOVER RATE	142%[8]	147%[8]	189%[9]	175%[8]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 1.96% for the year ended December 31, 2009, and 1.84% and 1.82% for the year ended December 31, 2006, respectively.

[5]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[6]	Reflects fee waivers and/or expense reimbursements.
[7]

Effective March 16, 2007, the manager has contractually agreed to waive fees and/or reimburse operating expenses (other than brokerage, taxes and extraordinary expenses) to limit total operating expenses to 1.79% for Class C shares until May 1, 2008.

[8]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[9]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED DECEMBER 31:

CLASS I SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$10.12	$16.32	$17.33	$17.37	$16.72

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.32	0.35	0.33	0.56	0.59
Net realized and unrealized gain (loss)	2.13	(6.00)	0.89	1.45	0.64

Total income (loss) from operations	2.45	(5.65)	1.22	2.01	1.23

LESS DISTRIBUTIONS FROM:
Net investment income	(0.54)	(0.10)	(0.32)	(0.54)	(0.58)
Net realized gains	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.54)	(0.55)	(2.23)	(2.05)	(0.58)

NET ASSET VALUE, END OF YEAR	$12.03	$10.12	$16.32	$17.33	$17.37

Total return[2]	25.13%	(35.37)%	7.13%	12.01%[3]	7.53%

NET ASSETS, END OF YEAR (MILLIONS)	$9	$4	$8	$2	$3

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.94%[4]	0.81%	0.77%	0.78%[4]	0.79%
Gross expenses, excluding dividend expense	0.94 [4]	0.79	0.77	0.78 [4]	0.79
Net expenses	0.93 [4,5,6,7]	0.78 [5,6,8]	0.74 [6,8]	0.77 [4,6]	0.79
Net expenses, excluding dividend expense	0.93 [4,5,6,7]	0.76 [5,6,8]	0.74 [6,8]	0.77 [4,6]	0.79
Net investment income	3.00	2.54	1.85	3.12	3.50

PORTFOLIO TURNOVER RATE	142%[9]	147%[9]	189%[10]	175%[9]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 0.93% for the year ended December 31, 2009, and 0.77% and 0.76% for the year ended December 31, 2006, respectively.

[5]	The impact to the expense ratio was less than 0.01% as a result of compensating balance agreements.
[6]	Reflects fee waivers and/or expense reimbursements.
[7]

As a result of an expense limitation, effective September 18, 2009, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 1.10% until December 31, 2011.

[8]

Effective March 16, 2007, the manager has contractually agreed to waive fees and/or reimburse operating expenses (other than brokerage, taxes and extraordinary expenses) to limit total operating expenses to 0.74% until May 1, 2008.

[9]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[10]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Equity Income Builder Fund (formerly Legg Mason Partners Capital and Income Fund) (the “Fund”), is a separate non-diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through February 23, 2010, the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Futures contracts are valued daily at the settlement price established by the board of trade or exchange on which they are traded. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts to a single present amount.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

DESCRIPTION	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL
Long-term investments†:
Common stocks	$1,457,673,503	$59,131,728	$0	$1,516,805,231
Convertible preferred stocks	978,537	71,374,184	—	72,352,721
Preferred stock	21,258,600	—	—	21,258,600
Asset-backed securities	—	2	35	37
Corporate bonds & notes	—	54,654,433	0	54,654,433
Convertible bonds & notes	—	29,493,750	—	29,493,750
Warrants	—	—	0	0

Total long-term investments	$1,479,910,640	$214,654,097	$35	$1,694,564,772
Short-term investment†	—	144,318,000	—	144,318,000

Total investments	$1,479,910,640	$358,972,097	$35	$1,838,882,772

†	See Schedule of Investments for additional detailed categorizations.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

INVESTMENTS IN SECURITIES	COMMON STOCKS	PREFERRED STOCKS	CORPORATE BONDS & NOTES	ASSET- BACKED SECURITIES	WARRANTS	TOTAL
Balance as of December 31, 2008	$2	$0	$1,124,671	$0	$0	$1,124,673
Accrued premiums/discounts	—	0	7,260	228	—	7,488
Realized gain/(loss)[1]	(948,266)	(115)	(447,616)	0	(158,491)	(1,554,488)
Change in unrealized appreciation (depreciation)[2]	948,264	115	710,436	(228)	158,491	1,817,078
Net purchases (sales)	0	0	(1,394,751)	0	0	(1,394,751)
Net transfers in and/or out of Level 3	—	—	—	35	—	35

Balance as of December 31, 2009	$0	$—	$0	$35	$0	$35

Net change in unrealized appreciation (depreciation) for investments in securities still held at December 31, 2009[2]	$0	$0	$0	$(228)	$0	$(228)

[1]	This amount is included in net realized gain (loss) from investment transactions in the accompanying Statement of Operations.
[2]

This amount is included in the change in net unrealized appreciation (depreciation) in the accompanying Statement of Operations. Change in unrealized appreciation (depreciation) includes net unrealized appreciation (depreciation) resulting from changes in investment values during the reporting period and the reversal of previously recorded unrealized appreciation (depreciation) when gains or losses are realized.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

(c) Futures contracts. The Fund may use futures contracts to gain exposure to, or hedge against, changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date.

Upon entering into a futures contract, the Fund is required to deposit cash or cash equivalents with a broker in an amount equal to a certain percentage of the contract amount. This is known as the “initial margin” and subsequent payments (“variation margin”) are made or received by the Fund each day, depending on the daily fluctuation in the value of the contract. For certain futures, including foreign denominated futures, variation margin is not settled daily, but is recorded as a net variation margin payable or receivable. Futures contracts are valued daily at the settlement price established by the board of trade or exchange on which they are traded. The daily changes in contract value are recorded as unrealized gains or losses in the Statement of Operations and the Fund recognizes a realized gain or loss when the contract is closed.

Futures contracts involve, to varying degrees, risk of loss in excess of the amounts reflected in the financial statements. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(d) Written options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked to market daily to reflect the current market value of the option written. If the option expires, the premium received is recorded as a realized gain. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is recognized as a realized gain or loss. When a written put option is exercised, the amount of the premium received is subtracted from the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing a call option is that the Fund is exposed to the risk of loss if the market price of the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

(e) Swap agreements. The Fund may invest in swaps for the purpose of managing its exposure to interest rate, credit or market risk, or for other purposes. The use of swaps involves risks that are different from those associated with ordinary portfolio transactions.

Swap contracts are marked to market daily and changes in value are recorded as unrealized appreciation/(depreciation). Gains or losses are realized upon termination of the swap agreement. Periodic payments and premiums received or made by the Fund are recognized in the Statement of Operations as realized gains or losses, respectively. Collateral, in the form of restricted cash or securities, may be required to be held in segregated accounts with the Fund’s custodian in compliance with the terms of the swap contracts. Securities held as collateral for swap contracts are identified in the Schedule of Investments and restricted cash, if any, is identified on the Statement of Assets and Liabilities. Risks may exceed amounts recorded in the Statement of Assets and Liabilities. These risks include changes in the returns of the underlying instruments, failure of the counterparties to perform under the contracts’ terms, and the possible lack of liquidity with respect to the swap agreements.

Payments received or made at the beginning of the measurement period are reflected as a premium or deposit, respectively, on the Statement of Assets and Liabilities. These upfront payments are amortized over the life of the swap and are recognized as realized gain or loss in the Statement of Operations. A liquidation payment received or made at the termination of the swap is recognized as realized gain or loss in the Statement of Operations. Net periodic payments received or paid by the Fund are recognized as realized gain or loss at the time of receipt or payment in the Statement of Operations.

Credit default swaps. The Fund may enter into credit default swap (“CDS”) contracts for investment purposes, to manage its credit risk or to add leverage. CDS agreements involve one party making a stream of payments to another party in exchange for the right to receive a specified return in the event of a default by a third party, typically corporate or sovereign issuers, on a specified obligation, or in the event of a write-down, principal shortfall, interest shortfall or default of all or part of the referenced entities comprising a credit index. The Fund may use a CDS to provide protection against defaults of the issuers (i.e., to reduce risk where the Fund has exposure to a sovereign issuer) or to take an active long or short position with respect to the likelihood of a particular issuer’s default. As a seller of protection, the Fund generally receives an upfront payment or a stream of payments throughout the term of the swap provided that there is no credit event. If the Fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the maximum potential amount of future payments (undiscounted) that the Fund could be required to make under a credit default swap agreement

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

would be an amount equal to the notional amount of the agreement. These amounts of potential payments will be partially offset by any recovery of values from the respective referenced obligations. As a seller of protection, the Fund effectively adds leverage to its portfolio because, in addition to its total net assets, the Fund is subject to investment exposure on the notional amount of the swap. As a buyer of protection, the Fund generally receives an amount up to the notional value of the swap if a credit event occurs.

Implied spreads are the theoretical prices a lender receives for credit default protection. When spreads rise, market perceived credit risk rises and when spreads fall, market perceived credit risk falls. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to enter into the agreement. Wider credit spreads and decreasing market values, when compared to the notional amount of the swap, represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement. Credit spreads utilized in determining the period end market value of credit default swap agreements on corporate or sovereign issues are disclosed in the Notes to Financial Statements and serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for credit derivatives. For credit default swap agreements on asset-backed securities and credit indices, the quoted market prices and resulting values, particularly in relation to the notional amount of the contract as well as the annual payment rate, serve as an indication of the current status of the payment/performance risk.

The Fund’s maximum risk of loss from counterparty risk, as the protection buyer, is the fair value of the contract (this risk is mitigated by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty). As the protection seller, the Fund’s maximum risk is the notional amount of the contract. Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller to the protection buyer upon the occurrence of a defined credit event.

Entering into a CDS agreement involves, to varying degrees, elements of credit, market and documentation risk in excess of the related amounts recognized on the Statement of Assets and Liabilities. Such risks involve the possibility that there will be no liquid market for these agreements, that the counterparty to the agreement may default on its obligation to perform or disagree as to the meaning of the contractual terms in the agreement, and that there will be unfavorable changes in net interest rates.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Interest rate swaps. The Fund may enter into interest rate swap contracts. Interest rate swaps are agreements between two parties to exchange cash flows based on a notional principal amount. The Fund may elect to pay a fixed rate and receive a floating rate, or, receive a fixed rate and pay a floating rate on a notional principal amount. The net interest received or paid on interest rate swap agreements is accrued daily as interest income. Interest rate swaps are marked to market daily based upon quotations from market makers and the change, if any, is recorded as an unrealized gain or loss in the Statement of Operations. When a swap contract is terminated early, the Fund records a realized gain or loss equal to the difference between the original cost and the settlement amount of the closing transaction.

The risks of interest rate swaps include changes in market conditions that will affect the value of the contract or changes in the present value of the future cash flow streams and the possible inability of the counterparty to fulfill its obligations under the agreement. The Fund’s maximum risk of loss from counterparty credit risk is the discounted net value of the cash flows to be received from the counterparty over the contract’s remaining life, to the extent that that amount is positive. This risk is mitigated by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty.

(f) Mortgage dollar rolls. The Fund may enter into mortgage dollar rolls in which the Fund sells mortgage-backed securities for delivery in the current month, realizing a gain or loss, and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities to settle on a specified future date.

The Fund executes its mortgage dollar rolls entirely in the to-be-announced (“TBA”) market, whereby the Fund makes a forward commitment to purchase a security and, instead of accepting delivery, the position is offset by a sale of the security with a simultaneous agreement to repurchase at a future date. The Fund accounts for mortgage dollar rolls as purchases and sales.

The risk of entering into mortgage dollar rolls is that the market value of the securities the Fund is obligated to repurchase under the agreement may decline below the repurchase price. In the event the buyer of securities under a mortgage dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of the proceeds of the mortgage dollar roll may be restricted pending a determination by the counterparty, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities.

(g) Securities traded on a to-be-announced basis. The Fund may trade securities on a TBA basis. In a TBA transaction, the Fund commits to purchasing or selling securities which have not yet been issued by the issuer and for which specific information, such as the face amount, maturity date and underlying pool of investments in U.S. government agency mortgage pass-through securities, is not announced. Securities purchased on a TBA basis are not settled until they are delivered to the Fund. Beginning on the date the Fund enters into a TBA transaction, cash, U.S. government securities or other liquid high-grade debt obligations are segregated in an amount equal in value to the purchase price of the TBA security. These securities are subject to market fluctuations and their current value is determined in the same manner as for other securities.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

(h) Inflation-indexed bonds. Inflation-indexed bonds are fixed-income securities whose principal value or interest rate is periodically adjusted according to the rate of inflation. As the index measuring inflation changes, the principal value or interest rate of inflation-indexed bonds will be adjusted accordingly. Inflation adjustments to the principal amount of inflation-indexed bonds are reflected as an increase or decrease to investment income on the Statement of Operations. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

(i) Forward foreign currency contracts. The Fund may enter into a forward foreign currency contract to hedge against foreign currency exchange rate risk on its non-U.S. dollar denominated securities or to facilitate settlement of a foreign currency denominated portfolio transaction. A forward foreign currency contract is an agreement between two parties to buy and sell a currency at a set price with delivery and settlement at a future date. The contract is marked to market daily and the change in value is recorded by the Fund as an unrealized gain or loss. When a forward foreign currency contract is closed, through either delivery or offset by entering into another forward foreign currency contract, the Fund recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value of the contract at the time it is closed.

Forward foreign currency contracts involve elements of market risk in excess of the amounts reflected on the Statement of Assets and Liabilities. The Fund bears the risk of an unfavorable change in the foreign exchange rate underlying the forward foreign currency contract. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(j) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(k) Stripped securities. The Fund may invest in “Stripped Securities,” a term used collectively for components, or strips, of fixed income securities. Stripped securities can be principal only securities (“PO”), which are debt obligations that have been stripped of unmatured interest coupons or, interest only securities (“IO”), which are unmatured interest coupons that have been stripped from debt obligations. The market value of Stripped Securities will fluctuate in response to changes in economic conditions, rates of pre-payment, interest rates and the market’s perception of the securities. However, fluctuations in response to interest rates may be greater in Stripped Securities than for debt obligations of comparable maturities that pay interest currently. The amount of fluctuation may increase with a longer period of maturity.

The yield to maturity on IO’s is sensitive to the rate of principal repayments (including prepayments) on the related underlying debt obligation and principal payments may have a material effect on yield to maturity. If the underlying debt obligation experiences greater than anticipated prepayments of principal, the Fund may not fully recoup its initial investment in IO’s.

(l) Credit and market risk. The Fund invests in high yield instruments that are subject to certain credit and market risks. The yields of high yield obligations reflect, among other things, perceived credit and market risks. The Fund’s investment in securities rated below investment grade typically involves risks not associated with higher rated securities including, among others, greater risk related to timely and ultimate payment of interest and principal, greater market price volatility and less liquid secondary market trading.

Investments in securities that are collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

full amount of accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value and liquidity of these investments and may result in a lack of correlation between their credit ratings and values.

(m) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or credit event occurs by the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(n) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(o) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(p) Compensating balance agreements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash deposit with the bank. The amount is shown as a reduction of expenses in the Statement of Operations.

(q) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of December 31, 2009, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(r) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	UNDISTRIBUTED NET INVESTMENT INCOME	ACCUMULATED NET REALIZED LOSS	PAID-IN CAPITAL
(a)	$75,728	—	$(75,728)
(b)	(2,131,830)	$2,131,830	—

(a)	Reclassifications are primarily due to non-deductible reorganization costs.
(b)

Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes, differences between book and tax amortization of premium on fixed income securities, losses from mortgage backed securities treated as capital losses for tax purposes, book/tax differences in the treatment of swap contracts, book/tax differences in the treatment of certain securities and book/tax differences in the treatment of partnership investments.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager. ClearBridge Advisors, LLC (“ClearBridge”), is the Fund’s subadviser. Western Asset Management Company (“Western Asset”) and Western Asset Management Company Limited (“Western Asset Limited”) also served as the Fund’s subadvisers prior to December 7, 2009. LMPFA, ClearBridge, Western Asset and Western Asset Limited are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly in accordance with the following breakpoint schedule:

AVERAGE DAILY NET ASSETS	ANNUAL RATE
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadvisers the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays the subadvisers 70% of the net management fee it receives from the Fund. The fee will be divided on a pro-rata basis, based on the assets allocated to each subadviser, from time to time.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

Prior to December 7, 2009, Western Asset Limited provided certain advisory services to the Portfolio relating to currency transactions and investments in non-U.S. dollar denominated securities. Western Asset Limited did not receive any compensation from the Portfolio and was compensated by Western Asset for its services to the Portfolio. In turn, Western Asset paid Western Asset Limited a subadvisory fee of 0.30% on the assets managed by Western Asset Limited.

As a result of an expense limitation, effective September 18, 2009, through December 31, 2011, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 1.10%. This expense limitation cannot be terminated prior to December 31, 2011 without the Board of Trustee’s consent.

During the year ended December 31, 2009, the Fund was reimbursed for expenses in the amount of $210.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended December 31, 2009, LMIS and its affiliates received sales charges of approximately $60,000 on sales of the Fund’s Class A shares. In addition, for the year ended December 31, 2009, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS A	CLASS B	CLASS C
CDSCs	$3,000	$264,000	$4,000

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of their fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Operations under Trustees’ fees and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change had no effect on fees previously deferred. As of December 31, 2009, the Fund had $44,335 deferred compensation payable.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended December 31, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) and U.S Government & Agency Obligations were as follows:

	INVESTMENTS	U.S. GOVERNMENT & AGENCY OBLIGATIONS
Purchases	$1,943,664,305	$372,584,104
Sales	2,193,862,244	433,385,164

At December 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$134,085,656
Gross unrealized depreciation	(15,062,466)

Net unrealized appreciation	$119,023,190

During the year ended December 31, 2009, written option transactions for the Fund were as follows:

	NUMBER OF CONTRACTS	PREMIUMS RECEIVED
Written options, outstanding December 31, 2008	86	$61,942
Options written	172,656	83,811,435
Options closed	(172,642)	(83,815,541)
Options exercised	(43)	(49,257)
Options expired	(57)	(8,579)

Written options, outstanding December 31, 2009	—	—

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

The following tables provide information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the year ended December 31, 2009. The first table provides additional detail about the amounts and sources of gains/(losses) realized on derivatives during the period. The second table provides additional information about the changes in unrealized appreciation/(depreciation) resulting from the Fund’s derivatives and hedging activities during the period.

AMOUNT OF REALIZED GAIN OR (LOSS) ON DERIVATIVES RECOGNIZED

	INTEREST RATE CONTRACTS RISK	FOREIGN EXCHANGE CONTRACTS RISK	CREDIT CONTRACTS RISK	EQUITY CONTRACTS RISK	OTHER CONTRACTS RISK	TOTAL
Purchased options	$(57,289)	—	—	$(34,593,647)	—	$(34,650,936)
Written options	117,489	—	—	(25,216,680)	—	(25,099,191)
Futures contracts	6,974,127	—	—	—	—	6,974,127
Swap contracts	295,873	—	$747,951	—	—	1,043,824
Forward foreign currency contracts	—	$(1,565,196)	—	—	—	(1,565,196)

Total	$7,330,200	$(1,565,196)	$747,951	$(59,810,327)	—	$(53,297,372)

CHANGE IN UNREALIZED APPRECIATION/DEPRECIATION ON DERIVATIVES RECOGNIZED

	INTEREST RATE CONTRACTS RISK	FOREIGN EXCHANGE CONTRACTS RISK	CREDIT CONTRACTS RISK	OTHER CONTRACTS RISK	TOTAL
Written options	$223,471	—	—	—	$223,471
Futures contracts	(8,482,691)	—	—	—	(8,482,691)
Swap contracts	(279,934)	—	$(169,599)	—	(449,533)
Forward foreign currency contracts	—	$(596,320)	—	—	(596,320)

Total	$(8,539,154)	$(596,320)	$(169,599)	—	$(9,305,073)

At December 31, 2009, the Fund did not hold any derivative instruments. During the year ended December 31, 2009, the Fund had average market values of $2,192,858, $23,333,971, $22,268,212, $32,141,063, $158,116,858, and $1,464,292 in purchased options, written options, forward foreign currency contracts (to buy), forward foreign currency contracts (to sell), futures contracts (to buy) and futures contracts (to sell), respectively, average notional balances in interest rate swap contracts of $789,000, average notional balances of $60,000 and $11,227,692 in credit default swap contracts (to buy protection) and credit default swap contracts (to sell protection), respectively.

The Fund has several credit related contingent features that if triggered would allow its derivatives counterparties to close out and demand payment or additional collateral to cover their exposure from the Fund. Credit related contingent features are established between the Fund and its derivatives counterparties to reduce the risk that the Fund will not fulfill its payment obligations to its counterparties. These triggering features include, but are

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

not limited to, a percentage decrease in the Fund’s net assets and or percentage decrease in the Fund’s Net Asset Value or NAV. The contingent features are established within the Fund’s International Swap and Derivatives Association, Inc. master agreements which govern positions in swaps, over-the-counter options, and forward currency exchange contracts for each individual counterparty.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, C and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B, C and R shares calculated at the annual rate of 0.50%, 0.75% and 0.25% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended December 31, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES*
Class A	$3,116,558	$1,852,208	$71,006
Class B	1,578,608	646,013	22,352
Class C	2,237,452	377,748	18,952
Class I	—	6,395	106
Class R**	181	13	5

Total	$6,932,799	$2,882,377	$112,421

*	For the period January 1, 2009, through September 8, 2009. Subsequent to September 8, 2009, these expenses were accrued as common portfolio expenses.
**	Class R was redeemed on July 23, 2009.

For the year ended December 31, 2009, waivers and/or reimbursements by class were as follows:

WAIVERS/ REIMBURSEMENTS
Class A	—
Class B	—
Class C	—
Class I	$210

Total	$210

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

6. Distributions to shareholders by class

	YEAR ENDED DECEMBER 31, 2009	YEAR ENDED DECEMBER 31, 2008
Net Investment Income:
Class A	$57,176,428	$11,162,275
Class B	7,882,333	1,708,558
Class C	7,554,981	1,580,534
Class I	200,975	43,517
Class R**	1,664	538

Total	$72,816,381	$14,495,422

Net Realized Gains:
Class A	—	$61,688,918
Class B	—	12,955,814
Class C	—	12,922,077
Class I	—	180,002
Class R**	—	1,803

Total	—	$87,748,614

**	Class R was redeemed on July 23, 2009.

7. Shares of beneficial interest

At December 31, 2009, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	YEAR ENDED DECEMBER 31, 2009		YEAR ENDED DECEMBER 31, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	7,777,497	$81,458,431	10,156,949	$139,021,836
Shares issued on reinvestment	5,382,164	55,514,138	5,140,194	67,303,964
Shares repurchased	(27,525,286)	(285,748,887)	(32,825,792)	(429,094,223)
Shares issued with merger	5,245,881	61,424,967	—	—

Net decrease	(9,119,744)	$(87,351,351)	(17,528,649)	$(222,768,423)

Class B
Shares sold	1,410,421	$14,403,131	2,273,681	$30,807,854
Shares issued on reinvestment	754,457	7,635,558	1,023,006	13,457,828
Shares repurchased	(8,803,699)	(89,178,226)	(11,462,240)	(151,657,622)
Shares issued with merger	458,583	5,296,643	—	—

Net decrease	(6,180,238)	$(61,842,894)	(8,165,553)	$(107,391,940)

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

	YEAR ENDED DECEMBER 31, 2009		YEAR ENDED DECEMBER 31, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class C
Shares sold	2,470,811	$25,247,585	2,909,727	$38,763,663
Shares issued on reinvestment	712,330	7,262,321	983,979	12,959,128
Shares repurchased	(7,911,978)	(80,554,666)	(11,633,630)	(151,082,539)
Shares issued with merger	1,465,518	16,983,273	—	—

Net decrease	(3,263,319)	$(31,061,487)	(7,739,924)	$(99,359,748)

Class I
Shares sold	158,629	$1,768,815	148,685	$2,120,866
Shares issued on reinvestment	18,390	193,798	16,172	212,196
Shares repurchased	(301,672)	(3,323,856)	(221,658)	(3,230,303)
Shares issued with merger	420,155	5,013,825	—	—

Net increase (decrease)	295,502	$3,652,582	(56,801)	$(897,241)

Class R**
Shares repurchased	(6,588)	$(71,014)	6,588	$100,000

Net increase (decrease)	(6,588)	$(71,014)	6,588	$100,000

**	Class R was redeemed on July 23, 2009.

8. Transfer of net assets

At the close of business on December 4, 2009, the Fund acquired substantially all of the assets of the Legg Mason ClearBridge Equity Income Builder Fund and the Legg Mason ClearBridge Convertible Fund (collectively, the Acquired Funds), pursuant to the Agreement and Plan of Reorganization dated August 6, 2009, and approved by shareholders of the Acquired Funds on November 24, 2009.

ACQUIRED FUNDS	SHARES ISSUED BY THE FUNDS	TOTAL NET ASSETS OF THE ACQUIRED FUNDS	TOTAL NET ASSETS OF THE FUND
Legg Mason ClearBridge Equity Income Builder Fund	3,810,040	$44,605,559	$1,769,699,428
Legg Mason ClearBridge Convertible Fund	3,780,097	44,113,149

Total	7,590,137	$88,718,708	$1,769,699,428

As part of the reorganization, for each share they held, shareholders of Legg Mason ClearBridge Equity Income Builder Fund Class A, Class C and Class I received 1.006730, 1.017534 and 0.988151 shares of the Fund’s Class A, Class C and Class I shares, respectively. Shareholders of Legg Mason ClearBridge Convertible Fund Class A, Class B, Class C and Class I received 1.188254, 1.198519, 1.201638 and 1.178643 shares of the Fund’s Class A, Class B, Class C and Class I shares, respectively.

The total net assets of the Legg Mason ClearBridge Equity Income Builder Fund and Legg Mason ClearBridge Convertible Fund on the date of the transfer were $44,605,559 and $44,113,149, respectively. The total net assets of the Legg Mason ClearBridge Equity Income Builder Fund and Legg Mason

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

ClearBridge Convertible Fund before acquisition included unrealized appreciation of $5,427,060 and $4,631,046, accumulated net realized loss of $0 and $12,732,234 and accumulated net investment loss of $64,229 and $54,147, respectively. Total net assets of the Fund immediately after the transfer were $1,858,418,136. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Proforma results of operations of the combined entity for the entire year ended December 31, 2009, as though the acquisition had occurred as of the beginning of the year (rather than on the actual acquisition date), are as follows:

Net investment income	$46,635,240
Net realized gain (loss)	(547,951,952)
Change in net unrealized gain (loss)	896,346,756

Increase (decrease) in net assets from operations	$395,030,044

Because the combined investment portfolios have been managed as a single portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of the Acquired Funds that have been included in the Fund’s accompanying Statement of Operations since the close of business on December 4, 2009.

9. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended December 31, were as follows:

	2009	2008
Distributions Paid From:
Ordinary income	$72,816,381	$83,141,727
Net long-term capital gains	—	19,102,309

Total distributions paid	$72,816,381	$102,244,036

As of December 31, 2009, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$6,305,415
Capital loss carryforward*	(854,173,842)
Other book/tax temporary differences(a)	(34,401,538)
Unrealized appreciation/(depreciation)(b)	119,023,190

Total accumulated earnings/(losses) — net	$(763,246,775)

*	As of December 31, 2009, the Fund had the following net capital loss carryforward remaining.

YEAR OF EXPIRATION	AMOUNT
12/31/2015	$(4,100,904)
12/31/2016	(218,105,646)
12/31/2017	(631,967,292)

$(854,173,842)

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

These amounts will be available to offset any future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to the tax deferral of losses on straddles, the deferral of post-October capital losses for tax purposes, differences between book/tax accrual of interest income on securities in default and book/tax differences in the timing of the deductibility of various expenses.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales, the difference between book and tax amortization methods for premiums on fixed income securities and book/tax differences in the treatment of certain securities.

10. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (the “SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as subtransfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or subtransfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ Boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

11. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM by the SEC. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the adviser for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Notes to financial statements continued

The five actions were subsequently consolidated, and a consolidated complaint was filed. On September 26, 2007, the U.S. District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. On February 16, 2010, the U.S. Court of Appeals for the Second Circuit issued its opinion affirming the dismissal, in part, and vacating and remanding, in part. The opinion affirmed the dismissal with prejudice of plaintiffs’ claim pursuant to Section 36(b) of the Investment Company Act but vacated the dismissal of the Section 10(b) securities fraud claim. The case has been remanded to Judge Pauley of the U.S. District Court for the Southern District of New York.

Legg Mason ClearBridge Equity Income Builder Fund 2009 Annual Report

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason ClearBridge Equity Income Builder Fund (formerly Legg Mason ClearBridge Capital and Income Fund), a series of Legg Mason Partners Equity Trust, as of December 31, 2009, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2009, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Equity Income Builder Fund as of December 31, 2009, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

February 23, 2010